UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 29, 2007 (March 23, 2007)

QUICK-MED TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27545	65-0797243
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3427 SW 42nd Way Gainesville, Florida	32608
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (352) 379-0611

___________________________________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the documents described below. The discussion is qualified in its entirety by the full text of the agreements, which are attached to this Current Report on Form 8-K as exhibits.

On March 23, 2007, Quick-Med Technologies, Inc., a Nevada corporation (the “Company”), and Derma Sciences, Inc., a Pennsylvania corporation (“Derma Sciences”), entered into a Patent and Technology License Agreement (“License Agreement”). Under the License Agreement, the Company granted Derma Sciences (a) an exclusive license to develop and market certain products containing the Company’s proprietary NIMBUS® technology (“Licensed Products”) in the wound care industry in the United States and Canada wholesale markets; (b) a non-exclusive license to develop and market the Licensed Products in the wound care industry to or on behalf of the United States government; and (c) a non-exclusive license to develop and market the Licensed Products in the wound care industry in the wholesale markets of all countries outside the United States and Canada subject to certain limitations and the Company’s termination right as set forth in the License Agreement. In consideration for this license, the Company will receive an upfront license fee and quarterly advance royalty payments for the next nine (9) months from the effective date of the License Agreement. In addition, the Company will receive minimum royalty payments based on a percentage of the net revenue Derma Sciences receives from sales of the Licensed Products for each contract year.

There are no material relationships between the Company or its affiliates and any of the parties to the License Agreement, other than with respect to the License Agreement.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exh. No.  Description

10.1	Patent and Technology License Agreement, dated March 23, 2007, by and between Quick-Med Technologies, Inc. and Derma Sciences, Inc. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICK-MED TECHNOLOGIES, INC.
(Registrant)

Date: March 29, 2007	/s/ David S. Lerner
David S. Lerner, President